Exhibit 99.1

Select Medical Corporation Prices Senior Subordinated Notes Offering

     MECHANICSBURG, PENNSYLVANIA — - July 29, 2003 — - Select Medical Corporation (NYSE: SEM) today announced that it has priced its offering of $175 million aggregate principal amount of Senior Subordinated Notes due 2013, which will carry an interest rate coupon of 7.5%. The Company stated that it intends to use the proceeds of the offering, together with existing cash and, to the extent necessary, borrowings under its senior credit facility, to complete its previously announced acquisition of Kessler Rehabilitation Corporation.

     The securities to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities.